UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        August 25, 1999 (August 10, 1999)
                Date of Report (Date of earliest event reported)


                           TRIMBLE NAVIGATION LIMITED
             (Exact name of registrant as specified in its charter)


          California                      0-18645              94-2802192
 (State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
 incorporation or organization)                              identification No.)


    645 North Mary Avenue, Sunnyvale, California                  94088
   (Address of Principal Executive Offices)                     (Zip Code)


                                 (408) 481-8000
              (Registrant's telephone number, including area code)


                                 Not Applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)



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ITEM 2.           DISPOSITION OF ASSETS

     On August 10, 1999, Trimble Navigation Limited ("Trimble" or "the Company") signed an Asset Purchase Agreement with Solectron Corporation and Solectron Federal Systems, Inc. (collectively, "Solectron"). The closing of the transaction occurred on August 13, 1999. At the closing of the Asset Purchase Agreement, the Company transferred to Solectron substantially all of the Company's tangible manufacturing assets located at the Company's Sunnyvale, California campus, including but not limited to equipment, fixtures and work in progress, and certain contract and other intangible assets and rights, together with certain related obligations, including but not limited to real property subleases covering the Company's manufacturing floor space, and outstanding purchase order commitments. In addition, the Asset Purchase Agreement also provides for Solectron's subsequent purchase, on August 30, 1999, of Trimble's entire component inventory which was on hand as of August 13, 1999.

         Trimble received cash at the closing of the Asset Purchase Agreement, representing an interim estimate of the value of the assets purchased by Solectron, excluding inventory, and expects to receive an additional cash payment on August 30, 1999, representing an interim estimate of the component inventory to be sold to Solectron.

         The final purchase price for all of the Company's assets to be sold to Solectron, including the component inventory, will be determined, and the cash payment between the parties will be adjusted, based upon a subsequent determination of all such purchased assets actually on hand at Trimble as of the date of closing of the Asset Purchase Agreement. The Company estimates that the final purchase price as so determined will be approximately $28 million. Such final determination, and the final purchase price, is expected to be finalized by the end of the Company's third fiscal quarter. Upon such final determination, the Company will calculate its gain on the transaction, if any, and will recognize any such gain over the exclusive life of the Supply Agreement described below. The purchase price was arrived at through arm's length negotiations by the parties and was determined to be fair and reasonable by the Board of Directors of Trimble.

         Concurrently with the closing of the Asset Purchase Agreement, the Company and Solectron also entered into a Supply Agreement. The Supply Agreement provides for the exclusive manufacture by Solectron of almost all Trimble products for a period of three years.

         Solectron will initially manufacture such Trimble products under the Supply Agreement in the same Trimble buildings in which such products were previously manufactured by Trimble, and Trimble has sublet such space to Solectron as part of this transaction. Solectron has offered employment to approximately 230 Trimble manufacturing, engineering and related support personnel, and Trimble understands that substantially all such employees have accepted employment with Solectron

         Prior to the execution of the above agreements, there were no material relationships between Solectron and Trimble, or any affiliates, directors, or officers, or any associate of any such director, or officer. The descriptions in this Report on Form 8-K of the terms and conditions of the agreements and the transactions contemplated by the agreements are qualified in their entirety by reference to the full text of the agreements and exhibits related thereto (filed as Exhibit 10.68 and 10.69 to this current Report on Form 8-K).


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ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements of Business Acquired:   Not applicable

(b)      Pro Forma Financial Information:   Not applicable

           The sale of assets by Trimble to Solectron does not meet the thresholds for significance of Item 2 of Form 8-K and, therefore, the Registrant will not be presenting separate audited financial statements or pro forma financial information related to the disposition of the described assets.

(c)      EXHIBITS

           10.68*   Asset Purchase Agreement dated August 10, 1999 by and
                    among  Trimble   Navigation   Limited  and  Solectron
                    Corporation and Solectron Federal Systems, Inc.

           10.69* Supply Agreement dated August 10, 1999 by and among Trimble Navigation Limited and Solectron Corporation and Solectron Federal Systems, Inc.
           --------------------

           * Confidential treatment has been requested for certain portions of this exhibit.


           Certain exhibits and schedules to the above Asset Purchase Agreement, as indicated on page (iii) thereto, and to the Supply Agreement, as indicated on page (ii) thereto, have not been filed herewith. The Registrant will furnish any such exhibits and schedules supplementally to the Securities and Exchange Commission upon request; provided, however, the Registrant reserves the right to request confidential treatment for portions of any such exhibits and schedules so requested.




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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


TRIMBLE NAVIGATION LIMITED
(Registrant)

By:   /s/Steven W. Berglund
     ---------------------------------------------------------
         Steven W. Berglund
         (President and CEO)


Dated:   August 24, 1999





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                                  EXHIBIT INDEX


         Exhibit No.       Description of Exhibit

           10.68*        Asset Purchase Agreement dated August 10, 1999 by and
                         among  Trimble   Navigation   Limited  and  Solectron
                         Corporation and Solectron Federal Systems, Inc.

           10.69* Supply Agreement dated August 10, 1999 by and among Trimble Navigation Limited and Solectron Corporation and Solectron Federal Systems, Inc.

         ------------------------------

         * Confidential treatment has been requested for certain portions of this exhibit.


         Certain exhibits and schedules to the above Asset Purchase Agreement, as indicated on page (iii) thereto, and to the Supply Agreement, as indicated on page (ii) thereto, have not been filed herewith. The Registrant will furnish any such exhibits and schedules supplementally to the Securities and Exchange Commission upon request; provided, however, the Registrant reserves the right to request confidential treatment for portions of any such exhibits and schedules so requested.





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